Questions and Answers Regarding the US Airways/Republic Agreement

Q: US Airways had previously said that it needed $250 million in new equity financing as part of its plan of reorganization. Has that now changed?

A: With the combination of record high fuel prices and the rapid expansion of low fares, the entire airline industry is feeling the impact of higher costs and lower revenue. Consequently, we are seeking a higher level of equity investment than originally contemplated to ensure the reorganized company is adequately capitalized.

Q: So does US Airways have other investors lined up?

A: The Republic/Wexford investment agreement is contingent on our securing at least $100 million more in equity financing, and we continue to talk to a number of interested parties. We have every reason to believe that we will raise at least $350 million of emergence equity financing, along with added liquidity from certain financing transactions to supplement our existing cash that remains from the ATSB loan.

Q: What does this announcement mean with regard to emerging from Chapter 11 by June 30?

A: The March 15 date to file a plan of reorganization was established in our agreement with General Electric and has now been extended to April 15. We are working closely with GE, the ATSB, the unsecured creditors committee, and other interested parties, to keep them fully briefed on our progress. Ultimately, we believe that all stakeholders have an interest in our implementing a successful plan - and we are committed to doing that in a timely basis. If it makes sense to all parties to revise our timeline, we will consider that. But we have demonstrated our ability to make and implement difficult decisions and meet various milestones, and that will not change.

Q: If Chautauqua and Republic - as well Air Wisconsin - are all going to get more flying from US Airways Express, does that mean that other US Airways Express carriers will see their flying reduced?

A: While there is a limit to the level of 50-seat regional jet flying that can be supported in the US Airways network, we continue to work with our partners on options for 70- and 90-seat aircraft. We cannot predict the final outcome of our negotiations with our regional partners.

Q: Why does US Airways want to sell the MidAtlantic aircraft?

A: One of the goals of our restructuring is to lower costs and simplify our business. This portion of the transaction - if consummated - will provide additional liquidity, yet also keep these aircraft in the US Airways network. While we are very pleased with the EMB-170's operational performance and the passenger reaction, we have a relatively small fleet of the aircraft, and at least for the near term, we have no prospects for growth because of our financial situation. Republic has a strong operation and balance sheet and access to financing to fuel its growth plans for the regional jet business. Consequently, Republic is in a much better position to help US Airways gain the efficiencies of being a large EMB 170/190 operator. By structuring this agreement so that both existing and future aircraft remain in the US Airways network, we believe the arrangement substantially benefits both US Airways and Republic.

Q: US Airways management had previously ruled out asset sales - so why this decision regarding slots?

A: Just as high fuel costs and lower revenue have impacted our original plan for raising equity, these factors are also forcing us to look at options to maintain the necessary liquidity to operate the airline. The slots portion of this agreement is a financing transaction, and US Airways will retain use and control over the slots, as well as have a right to repurchase the slots at the original price anytime after the second anniversary of the transaction. Furthermore, like the aircraft sale, it is not required - it is an option that US Airways and Republic have structured to give both parties flexibility.

Q: What is the difference between air carrier and commuter slots?

A: The slots that are part of the financing transaction are commuter slots, with restrictions on the type/size of aircraft that can be operated. At Reagan National, aircraft with 76 seats or less can operate with commuter slots. At LaGuardia, the general rule is that jet aircraft with 56 seats or less can use commuter slots, although there are some exceptions. Overall, US Airways will still retain all of its air carrier and commuter slots at Reagan National and LaGuardia, although Republic might operate the US Airways Express aircraft that utilize the slots.

Q: What will be the impact on MidAtlantic employees?

A: Should the sale of aircraft be completed, Republic has agreed to honor all existing agreements US Airways has with regard to MidAtlantic. Consequently, Republic expects to have jobs for many of the current MidAtlantic employees.

Q: What is the impact on passengers?

A: None. Should the aircraft and slot sale option of this transaction be enacted, all the Embraer regional jet aircraft will continue to fly as US Airways Express, besides the fact that Republic may also fly even more 70- and 90-seat regional jets in the US Airways network. In addition, the slots will be used solely for US Airways and US Airways Express service.